Exhibit 10.17

August 6, 2013

Ms. Karol Kain Gray

530 Copperline Drive

Chapel Hill, North Carolina 27516

Re: Offer of Employment from Applied DNA Sciences, Inc.

Dear Karol

On behalf of Applied DNA Sciences, Inc. (“ADNAS”), I am pleased to extend an offer of employment to you. This offer is contingent upon successful completion of a background check and pre-employment drug screen. All such testing will be conducted in accordance with applicable federal, state, and local laws. As discussed, your position is Chief Financial Officer (CFO). Your start date will be at your earliest convenience. This is a full time position (100%), and you serve at the pleasure of the company president. The starting salary offered for this position is three hundred thirty-six thousand ($336,000) per year, payable biweekly. In addition, after six (6) months employment, you will be granted a five (5) year option to purchase up to two (2) million (2,000,000) shares of the Company’s Common Stock at the fair market value on the date of the grant, based upon Board approval, as is customary in such matters. The option will vest in four (4) equal annual increments beginning on the first anniversary of the grant date. This option grant is offered in compliance with the Company’s existing Incentive Stock Plan (the “Plan”), as registered, and in compliance with existing securities regulations. All provisions, restrictions and benefits of this Plan apply; a copy of the Plan is available upon request.

The Plan contains several terms and conditions related to your employment, rights and privileges; and, as such, the Plan is part of this employment agreement.

You will receive twenty-six (26) days of vacation and twelve (12) sick days. You are also eligible to participate in ADNAS 401(k) Plan on your first day of employment.

This offer is not to be considered a contract guaranteeing employment for any specific duration. As an at-will employee, both you and the company have the right to terminate your employment at any time with or without cause. We are excited about the potential that you bring to our company.

In connection with your employment with ADNAS, Insperity handles the administrative responsibilities for human resources related issues such as payroll processing and benefits, and it supports ADNAS in many personnel issues, while ADNAS handles the day-to-day activities related to its core business.

On your first day of employment, ADNAS will provide additional information about the company’s objectives and policies, benefit programs, and general employment conditions. To fulfill federal identification requirement, you should bring documentation to support your identity and eligibility to work in the United States.

50 Health Sciences Drive • Stony Brook, NY 11790 • tel 631 240.8800 • fax 631 240.8900

For example, a valid U.S. passport or Alien Registration Receipt Card are acceptable documents to establish both identity and employment eligibility. Additionally, a current driver’s license or voter’s registration card in addition to a social security card or a certified birth certificate copy will establish identity and eligibility to work. The types of acceptable documentation are listed on the Form I-9 of the Immigration and Naturalization Service. Please contact me if you have any questions about which documents are acceptable to verify your identity and eligibility to work in the United States. Applied DNA Sciences, Inc. participates in the Department of Homeland Security U.S. Citizenship and Immigration Services E-Verify Program for employment verification.

As we discussed, you will be working at our facilities in the Long Island High Technology Incubator. You will report directly to Dr. James A. Hayward, the CEO and he will define your projects and responsibilities.

PARKING

Parking is available on the LIHTI premises. You will need a LIHTI parking hang tag and facilities card. There is one-time deposit for the parking hang tag of $25, refundable upon return of the tag to LIHTI. This is a Stony Brook University policy.

Our offer of employment is contingent upon you signing the Employment Agreement attached to this offer. Please feel free to contact our Human Resources department at 631-240-8808 if you have any questions. We look forward to your arrival at our company and we are confident that you will play a key role in our company.

Sincerely yours,

Lawrence C. Kick, MA, SPHR

Director of Human Resources and Strategic Planning
Applied DNA Sciences, Inc.

Exhibit A

CONFIDENTIALITY AGREEMENT

This Confidentiality, NON-COMPETITION, NON-SOLICITATION AND DEVELOPMENTS] Agreement (this “Agreement”) is entered into as of this ______th day August, 2013, by and between Applied DNA Sciences, Inc. a Delaware corporation with its principal place of business at 50 Health Sciences Drive, Stony Brook, New York 11790 (“APDN”), and Karol Kain Gray, 530 Copperline Drive, Chapel Hill, North Carolina 27516 (the “Employee”).

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, APDN and the Employee hereby agree as follows:

1.                  APDN possesses valuable business and technical information, know-how and trade secrets (whether written or oral) related to its and its subsidiaries’ current, future and proposed products, including, but not limited to, research, developments, improvements, methods, procedures, discoveries, patents, patent applications, inventions, processes, formulas, technology, designs, models, drawings, product plans, products, services, customers, customer lists, strategies, studies, business plans, forecasts, markets, techniques, engineering, testing systems, hardware configuration information, computer software and programs (including source code and related documentation), test and/or experimental data and results, laboratory notebooks, marketing, finances or other business information (herein collectively referred to as “Confidential Information”). Confidential Information shall include any and all information relating to the Employee, and its subsidiaries, affiliates, clients, customers, investors, and joint venture and strategic partners.

2.                  The Employee is an employee of APDN and as such APDN has and will disclose Confidential Information to the Employee. The Employee shall not communicate APDN’s Confidential Information to any third party without the prior written consent of APDN, and the Employee shall use its best efforts to prevent inadvertent disclosure of APDN’s Confidential Information to any third party. The Employee hereby acknowledges that it is aware that United States securities laws prohibits any person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

3.                  The obligation of Section 2 of this Agreement shall terminate with respect to any particular portion of APDN’s Confidential Information when the Employee can document that the information is part of the public domain other than as a result of the Employee’s or another person’s breach of duty to maintain confidentiality.

4.                  In the event that the Employee is requested or required (by oral question or request for information or documents and legal proceedings, interrogatories, subpoena, civil investigative demand or similar process) to disclose Confidential Information of APDN, or if the Employee is advised by its legal counsel that it is legally required to disclose the Confidential Information, it is agreed that the Employee (i) will provide APDN prompt notice of any request or requirement, (ii) will provide APDN full and complete cooperation to seek an appropriate order or remedy, (iii) will cooperate with APDN in obtaining reliable assurances that confidential treatment will be accorded to the disclosure of Confidential Information, and (iv) will, if disclosure of said Confidential Information is required, disclose only that portion of the Confidential Information which is legally required to be disclosed.

5.                  All materials including, without limitation, business or technical documents, drawings, models, apparatus, sketches, designs and lists furnished to the Employee by APDN shall remain the property of APDN and shall be returned to APDN promptly at its request with all copies, extracts or other reproductions (including computer tapes or discs) made thereof. It is further agreed that the Employee will destroy any material it prepared based on its evaluation of the Confidential Information and shall confirm such destruction in writing to APDN.

6.                  The Employee will make full and prompt disclosure to APDN of all inventions, creations, improvements, discoveries, trade secrets, secret processes, technology, know-how, methods, developments, software, and works of authorship or other creative works, whether patentable or not, which are created, made, conceived or reduced to practice by him/her or under his/her direction or jointly with others during his/her employment by APDN, whether or not during normal working hours or on the premises of APDN (herein collectively referred to as “Developments”).

7.                  The Employee agrees to assign and does hereby assign to APDN (or any person or entity designated by APDN) all his/her right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this paragraph 7 shall not apply to Developments that do not relate to the present or planned business or research and development of APDN and which are made and conceived by the Employee not during normal working hours, not on APDN’s premises and not using APDNs tools, devices, equipment or Confidential Information.

8.                  The Employee agrees to cooperate fully with APDN and to take such further actions as may be necessary or desirable, both during and after his/her employment with APDN, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. The Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which APDN may deem necessary or desirable in order to protect its rights and interests in any Development. The Employee further agrees that if APDN is unable, after reasonable effort, to secure the signature of the Employee on any such papers, any executive officer of APDN shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Employee, and the Employee hereby irrevocably designates and appoints each executive officer of APDN as his/her agent and attorney-in-fact to execute any such papers on his/her behalf, and to take any and all actions as APDN may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence.

9.                  Nothing herein shall be construed as giving the Employee any right in or to the Confidential Information, Developments, granting the Employee any license under any intellectual property rights or representing any commitment by APDN to accept the Employee as an investor or enter into any additional agreement, by implication or otherwise.The Employee agrees that unless and until a definitive agreement with APDN has been executed and delivered, APDN shall not be under any legal obligation to the Employee of any kind whatsoever with respect to a transaction by virtue of this or any written or oral expression with respect to a transaction by any of the parties or their Representatives except for the matters specifically agreed to in this Agreement. The parties further agree that each shall have no obligation to authorize or pursue with the other or any other party any transaction and each understands that neither party has, as of the date hereof, authorized any such transaction. The agreements set forth herein may be modified or waived only by a separate writing between the parties expressly so modifying or waiving such agreements.

10.              APDN has made no representation or warranty as to the accuracy or completeness of the Confidential Information and shall have no liability to the Employee hereunder resulting from the use or contents of the Confidential Information or from any action taken or any inaction occurring in reliance on the Confidential Information.

11.              While employed by APDN the Employee shall devote all of his/her business time, attention, skill and effort to the faithful performance of his/her duties for APDN. For a period of 1 year after the termination or cessation of the Employee’s employment for any reason, the Employee will not, in the geographical areas that APDN or any of its subsidiaries does business or has done business at the time of the Employee’s departure, directly or indirectly:

    (A)       Engage in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) that is competitive with APDN’s business, including but not limited to any business or enterprise that develops, manufactures, markets, or sells any product or service that competes with any product or service developed, manufactured, marketed or sold, or planned to be developed, manufactured, marketed or sold, by APDN or any of its subsidiaries while the Employee was employed by APDN; or

    (B)        Either alone or in association with others: (i) solicit, recruit, induce, or attempt to solicit, recruit or induce, any employee of APDN to leave the employ of APDN; or (ii) solicit, recruit, induce, or attempt to solicit, recruit or induce, any independent contractor engaged by APDN to cease its engagement with APDN; provided, that clause (i) shall not apply to any individual whose employment with APDN has been terminated for a period of six months or longer; or

    (C)        Either alone or in association with others, solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of APDN, which were contacted, solicited or served by the Employee at any time during the term of the Employee’s employment with APDN.

12.              The Employee acknowledges that this Agreement does not constitute a contract of employment; either express or implied, and does not imply that APDN will continue the Employee’s employment for any period of time. This Agreement shall in no way alter APDN’s policy of employment at will, under which both the Employee and APDN remain free to terminate the employment relationship, with or without cause, at any time, with or without notice.

13.              The Employee shall not issue a press release or make any other public statement that references this Agreement or uses APDN’s name or trademarks for advertising or publicity purposes.

14.              The Employee acknowledges that money damages are an inadequate remedy for the irreparable harm that may be suffered by reason of breach of this Agreement because of the difficulty of ascertaining the amount of damage that will be suffered by APDN. Therefore, the Employee agrees that APDN may, in addition to any other available remedy, obtain specific performance of this Agreement and injunctive relief against any breach or threatened breach hereof without the necessity of quantifying actual damages or posting a bond and that the Employee shall not oppose the granting of such relief.

15.              It is further understood and agreed that no failure or delay by APDN in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

16.              Under the terms of this Agreement, the rights and obligations accruing to APDN shall also accrue to APDN’s wholly-owned subsidiaries. This Agreement shall not be assignable. This Agreement shall not be considered a consulting or employment contract.

17.              This Agreement shall be construed in accordance with the laws of the State of New York. No conflicts-of-law which might refer such construction and interpretation to the laws of another jurisdiction shall be considered. The New York State Supreme Court, County of New York, or the United States District Court for the Southern District of New York shall have exclusive jurisdiction to adjudicate any dispute arising in connection with this Agreement and each party hereby consents to such jurisdiction.

18.              If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

19.              This Agreement may be signed in more than one counterpart, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

Applied DNA Sciences, Inc.	EMPLOYEE:

By:

Name: Dr. James A. Hayward	Name: Karol Kain Grey
Title: President & CEO